EXHIBIT 4.145

LEASE AMENDMENT #189093

LEASE AMENDMENT ("Agreement") made as of April 10, 2009 between NEVADA LAND AND RESOURCE COMPANY, LLC, a Nevada Limited Liability Company (hereinafter "NLRC"), and NEVADA GEOTHERMAL POWER CO. (hereinafter Lessee").

RECITALS:

NLRC is the Lessor and NEVADA GEOTHERMAL POWER CO. is the Lessee under that certain Geothermal Lease, dated March 31, 2003 and designated in the files of NLRC as Contract No. 189093, relating to use of Premises situate in the County of Humboldt, State of Nevada, (the "Premises"). Said contract, together with any and all modifications, supplements and amendments thereto, whether or not referred to above, being hereinafter called the "Lease".

Lessor and Lessee desire to amend the aforementioned Lease, effective April 1, 2009, upon the terms and conditions hereinafter set forth.

AGREEMENT

1.

 The term of the Surface Purchase Option for Sections 1, 11 and 25, Township 36 North, Range 34 East, shall be extended to expire on December 31, 2010. If Lessee does not timely and properly exercise the Option on or before December 31, 2010, Lessee shall be deemed to have irrevocably released and waived the Option.

2.

 The Purchase Price for the Surface of Sections 1 and 11, Township 36 North, Range 34 East, MDB&M shall be ONE HUNDRED TWENTY-FIVE AND 00/100 DOLLARS ($125.00) per acre, if close of escrow occurs between April 1, 2009 and December 31, 2009.

3.

 The Purchase Price for the Surface of Sections 1 and 11, Township 36 North, Range 34 East, MDB&M shall be ONE HUNDRED FIFTY AND 00/100 DOLLARS ($150.00) per acre, if close of escrow occurs between January 1, 2010 and December 31, 2010.

4.

 The Purchase Price for the Surface of Section 25, Township 36 North, Range 34 East, MDB&M shall be ONE HUNDRED SEVENTY-FIVE AND 00/100 DOLLARS ($175.00) per acre, if close of escrow occurs between April 1, 2009 and December 31, 2009.

5.

 The Purchase Price for the Surface of Section 25, Township 36 North, Range 34 East, MDB&M shall be TWO HUNDRED AND 00/100 DOLLARS ($200.00) per acre, if close of escrow occurs between January 1, 2010 and December 31, 2010.

6.

Except as herein amended and supplemented, the Lease shall remain unchanged and continue in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first written above.

NEVADA LAND AND RESOURCE	NEVADA GEOTHERMAL
COMPANY, LLC	POWER COMPANY
By: signed	By: signed
Dorothy A. Timian-Palmer, President	Brian D. Fairbank, President